Exhibit (j)(i)(c) under Form N-1A
                                              Exhibit 8 under Item 601/Reg S-K





 Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We  consent  to the  references  to our firm  under  the  captions  "Financial
Highlights" in the Institutional Shares and Institutional Service Shares Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information for U.S. Treasury Cash Reserves in Post-Effective Amendment Number 81 to the Registration Statement (Form N-1A, No. 33-31602) of U.S. Treasury Cash Reserves and to the incorporation by reference of our report, dated June 8, 2005, on U.S. Treasury Cash Reserves (one of the portfolios comprising Money Market Obligations Trust) included in the Annual Report to Shareholders for the fiscal year ended April 30, 2005.



                                          ERNST & YOUNG LLP


Boston, Massachusetts
June 24, 2005